                       TERM NOTE AND AGREEMENT


$60,000,000                                      June 16, 1995

     CRYSTAL OIL COMPANY (the "BORROWER"), a Louisiana corporation, with offices at 229 Milam Street, Shreveport, Louisiana 71101, for value received, promises and agrees to pay on or before October [16], 1995 (the "FINAL MATURITY DATE"), to the order of TEXAS COMMERCE BANK NATIONAL ASSOCIATION (the "BANK") at its banking quarters at 712 Main Street, Houston, Texas 77002, the principal sum of SIXTY MILLION DOLLARS AND NO/100 ($60,000,000), or so much thereof as may at such time be outstanding as shown on the schedule attached hereto and any continuation of such schedule. Subject to and upon the terms and conditions herein set forth, the Bank agrees to make, on June 16, 1995 (the "CLOSING DATE"), loans to the Borrower; PROVIDED, HOWEVER, the aggregate principal amount of all loans at any one time outstanding hereunder shall not exceed $60,000,000 (the "COMMITMENT"). Within the foregoing limits and subject to the other terms and conditions hereof, the Borrower may obtain loans hereunder, repay or prepay, but not reborrow, such loans.


                            INTEREST

     In addition to the principal sum referred to in the first paragraph of this Note, the Borrower also agrees to pay interest on all amounts hereof so advanced and remaining unpaid from time to time from the date of advance until maturity at a varying rate equal to the following, at the option of the Borrower:

          (a) BASE RATE. A rate per annum which shall be, for any day, equal to the Base Rate in effect on such day, but in no event to exceed the Highest Lawful Rate (as hereinafter defined in the section entitled "Interest Provisions"). The term "BASE RATE" shall mean the higher of
     (i) the Prime Rate in effect on such day or (ii) one-half of one percent (1/2%) plus the Federal Funds Rate in effect for such day (rounded upwards, if necessary, to the nearest 1/16th of 1%), but in no event to exceed the Highest Lawful Rate. For purposes hereof, "PRIME RATE" shall mean the rate of interest most recently announced publicly by the Bank, from time to time, as its prime rate, which rate shall fluctuate; provided that, the Prime Rate is a reference rate and does not necessarily represent the lowest rate charged to any customer by the Bank. Adjustments in the varying interest rate shall be made on the same day as each change announced in the Prime Rate and, to the extent allowed by law, on the effective date of any change in the Highest Lawful Rate. "FEDERAL FUNDS RATE" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it. For purposes of this Note, any change in the Base Rate due to a change in the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Federal Funds Rate or the Prime

     Rate, as the case may be. If for any reason the Bank shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including but not limited to the inability of the Bank to obtain sufficient bids or publications in accordance with the terms hereof, the Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist; or

          (b) EURODOLLAR RATE.   A rate per annum which
     shall be the sum of the relevant Eurodollar Rate plus one percent (1%), but in no event to exceed the Highest Lawful Rate. For purposes hereof, "EURODOLLAR RATE" shall mean the offered quotation, if any, to first-class banks in the Eurodollar market selected by the Bank in its sole desctetion for United States dollar deposits of amounts in funds comparable to the principal amount of the Eurodollar loan to which such Eurodollar Rate is to be applicable with maturities comparable to the Interest Period (as hereinafter defined) for which such Eurodollar Rate will apply as of approximately 10:00 a.m. (Houston time) two Business Days (as hereinafter defined) prior to the commencement of such Interest Period.

     In connection with each borrowing of Eurodollar loans, the Borrower shall elect an interest period (the "INTEREST PERIOD") to be applicable to such borrowing, which Interest Period shall begin on and include, as the case may be, the date selected by the Borrower as shown on the schedule attached hereto, the conversion date or the date of expiration of the then current Interest Period applicable thereto, and end on but exclude the date which is one month thereafter, as selected by the Borrower; PROVIDED that:

          (a) BUSINESS DAYS. If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, further, that if any Interest Period (other than in respect of a Borrowing of Eurodollar loans the Interest Period of which is expiring pursuant to the provision herein entitled "Illegality") would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day. For purposes hereof, "BUSINESS DAY" shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in New York, New York or Houston, Texas AND, if the applicable Business Day relates to Eurodollar loans, on which trading is carried on by and between banks in United States dollar deposits in the applicable interbank Eurodollar market;

          (b) MONTH END. Any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

          (c) PAYMENT LIMITATIONS. No Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of borrowings which are borrowings of Base Rate loans or which have Interest Periods which will expire on or before such date, less the aggregate amount of any other principal payments or prepayments due during such Interest
     Period, is equal to or in excess of the amount of such principal payment or prepayment; and

          (d) MATURITY DATES. No Interest Period shall extend beyond the Final Maturity Date.

     Interest on each loan shall accrue from and including the date of such loan to but excluding the date of payment in full thereof. Interest on each Eurodollar loan shall be payable on the last day of each Interest Period applicable thereto and on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after maturity, on demand. Accrued interest on Base Rate loans shall be due and payable on the day which occurs three months after the date hereof and at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

     Overdue principal and, to the extent permitted by law, overdue interest in respect of each loan and all other amounts owing hereunder shall bear interest for each day that such amounts are overdue at a varying rate per annum equal to three percent (3%) above the Base Rate, but in no event to exceed the Highest Lawful Rate.

     All computations of interest shall be made on the basis of a year of 360 days (unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be) in the case of Eurodollar loans and Base Rate loans for which the Federal Funds Rate is applicable, and 365 or 366 days (as the case may be) in the case of Base Rate loans for which the Prime Rate is applicable, if any, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.


            BORROWINGS, CONTINUATIONS AND CONVERSIONS

     Whenever the Borrower desires to make a borrowing hereunder it shall give the Bank written or telecopy notice by 11:00 am (Houston time), in the case of a Eurodollar loan, three Business Days and, in the case of a Base Rate loan, one Business Day, in advance of such borrowing. Each request for a borrowing shall specify (i) the aggregate principal amount of the loans to be made pursuant to such borrowing, (ii) the date of the borrowing (which shall be a Business Day), (iii) whether the loans being made pursuant to such borrowing are to be Base Rate loans or Eurodollar loans, (iv) in the case of Eurodollar loans, the Interest Period applicable thereto and (v) a certification from a responsible officer of the Borrower that (A) no Event of Default has occurred and is continuing under this Note and (B) the representations and warranties contained in the Note are true and correct in all material respects on and as of the date of such borrowing. Any portion of the Commitment not utilized on the Closing Date shall be permanently cancelled.

     The Borrower may elect to continue all or any part of any borrowing of Eurodollar loans beyond the expiration of the then current Interest Period relating thereto by providing the Bank at least three Business Day's written or telecopy notice of such election, specifying the Eurodollar loan or portion thereof to be continued and the Interest Period therefor. In the absence of such a timely and proper election with regard to Eurodollar loans, the Borrower shall be deemed to have elected to convert such Eurodollar loan to a Base Rate loan as provided herein.

     All or part of any Eurodollar loan may be continued as provided herein, provided that any continuation of such loan shall not be (as to each loan as continued for an applicable Interest Period) less than $5,000,000 and shall be in an integral multiple of $1,000,000.

     If no Event of Default (as hereinafter defined) shall have occurred and be continuing, each Eurodollar loan may be continued or converted as provided in this section. If an Event of Default shall have occurred and be continuing, the Borrower shall not have the option to elect to continue any such Eurodollar loan or to convert Base Rate loans into Eurodollar loans.

     The Borrower may elect to convert any Eurodollar loan on the last day of the then current Interest Period relating thereto to a Base Rate loan by providing the Bank with at least one Business
Day's written or telecopy notice of such election.

     The Borrower may elect to convert any Base Rate loan at any time or from time to time to a Eurodollar loan by providing the Bank at least three Business Day's written or telecopy notice of such election, specifying each Interest Period therefor.

     All or any part of the outstanding loans may be converted as provided herein, provided that any conversion of such loans shall not result in a borrowing of Eurodollar loans in an amount less than $5,000,000 and in integral multiples of $1,000,000.


                          FACILITY FEE

     The Borrower shall pay the Bank on the Closing Date a facility fee equal to one-quarter of one percent (1/4%) of the total Commitment.


                PREPAYMENT AND REPAYMENT OF LOANS

     Simultaneously with the closing of the securitization described on Exhibit A hereto (or any substantially similar transaction), the Borrower shall prepay to the Bank an aggregate principal amount of this Note.

     The Borrower may, at its option, at any time and from time to time, prepay the principal amount of this Note, in whole or in part, without premium or penalty (other than funding losses, if any, resulting from such prepayment being made other than on the last day of an Interest Period with respect to any Eurodollar loan as provided in the section hereof entitled "Funding Losses"), upon giving, in the case of a Eurodollar loan, three Business Days' prior written notice to the Bank, and, in the case of a Base Rate loan, if any, one Business Day's prior written notice to the Bank.

Such notice shall specify the date and amount of prepayment and the loan or loans (including an indication of whether the loan is a Base Rate loan or a Eurodollar loan) to which such prepayment is to be applicable. The payment amount specified in such notice shall be due and payable on the date specified. Each such prepayment shall be in the minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 or in the aggregate balance outstanding on the Note.

     Subject to any loan being prepaid or extended, the Borrower shall pay to the Bank the unpaid principal amount of (i) each Eurodollar loan on the last day of the Interest Period in respect of such loan and (ii) each Base Rate loan on or before the Final Maturity Date.

     The Bank may record all loans and all payments and prepayments hereunder on account of principal and interest on the schedule attached hereto (and any continuations to such schedule as may be necessary). The failure of the Bank to record any such amounts shall not diminish or impair the Borrower's obligation to repay all principal advanced and to pay all interest accruing under this Note.

     Each payment and prepayment made by the Borrower under this Note shall be made in immediately available funds before 12:00 noon (Houston time) on the date that such payment or prepayment is required to be made. Any payment or prepayment received and accepted by the Bank after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the Bank's next following Business Day.

     If the date for any payment or prepayment hereunder falls on a day which is not a Business Day, then for all purposes of this Note the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.


                           ILLEGALITY

     In the event that the Bank shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar loan has become unlawful by compliance by the Bank in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Bank shall give prompt notice (by telephone confirmed in writing) to the Borrower of such determination.

     Upon the giving of the notice to the Borrower referred to in the immediately preceding paragraph, if the affected Eurodollar loan or loans are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to the Bank, convert each such Eurodollar loan into a Base Rate loan.

                         INCREASED COSTS

     If, by reason of (x) after the date hereof, the introduction of or any change (including, but not limited to, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

          (i) the Bank (or its applicable lending office) shall be subject to any tax, duty or other charge with respect to its Eurodollar loans or its obligation to make Eurodollar loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its Eurodollar loans or its obligation to make Eurodollar loans (except for changes in the rate of tax on the overall net income or gross receipts of the Bank or its applicable lending office imposed by the jurisdiction in which such Bank's principal executive office or applicable lending office is located); or

          (ii) any reserve (including, but not limited to, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank's applicable lending office shall be imposed or deemed applicable or any other condition affecting its Eurodollar loans or its obligations to make Eurodollar loans shall be imposed on the Bank or its applicable lending office or the interbank Eurodollar market or the secondary certificate of deposit market;

and as a result thereof there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Eurodollar loans (except to the extent already included in the determination of the applicable Eurodollar Rate) or there shall be a reduction in the amount received or receivable by the Bank or its applicable lending office, then the Borrower shall from time to time, upon written notice from and demand by the Bank pay to the Bank, within 30 days after the date specified in such notice and demand, additional amounts determined by the Bank in a reasonable manner to be sufficient to indemnify the Bank against such increased cost. A certificate as to the amount of such increased cost and the calculation thereof, submitted to the Borrower and by the Bank, shall, except for manifest error, be final, conclusive and binding for all purposes, provided that the determination of such amount shall be made in good faith in a manner generally consistent with the Bank's standard practice.

     If the Bank shall advise the Borrower that at any time, because of the circumstances described in clauses (x) or (y) above or any other circumstances arising after the date the initial loan is issued hereunder affecting the Bank or the interbank Eurodollar market or the Bank's position in such market, the Eurodollar Rate, as determined in good faith by the Bank, will not adequately and fairly reflect the cost to the Bank of funding its Eurodollar loans, then, and in any such event:

          (i) the Bank shall forthwith give notice (by telephone confirmed in writing) to the Borrower of such advice;

          (ii) the Borrower's right to request and such Bank's obligation to make Eurodollar loans shall be immediately suspended, any such Eurodollar loan that is requested (by continuation, conversion or otherwise) shall instead be made as a Base Rate Loan, and any such outstanding Eurodollar loan shall be converted, on the last day of the then current Interest Period applicable thereto, to a Base Rate Loan.

     If, by reason of (a) after the date hereof, the introduction of or any change (including, but not limited to, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (b) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law) affects or would affect the amount of capital required to be maintained by the Bank or any corporation controlling the Bank, and the amount of such capital is increased by or based upon the loans made or the existence of the Commitment to lend hereunder and other commitments of this type (or similar contingent obligations), then, within 30 days after written request therefor by the Bank, the Borrower shall pay to such the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for the increased cost of such additional capital in light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the loans made or the existence of the Commitment to lend hereunder. A certificate as to such amounts and the calculation thereof, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination of such amount shall be made in good faith in a manner generally consistent with the Bank's standard practice.


                         FUNDING LOSSES

     The Borrower shall compensate the Bank, upon written request (which request shall set forth the basis for requesting such amounts and which request shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, but not limited to, any interest paid by the Bank to lenders of funds borrowed by it to make or carry its Eurodollar loans to the extent not recovered by the Bank in connection with the re-employment of such funds and including loss of anticipated profits), which the Bank may sustain: (i) if for any reason (other than a default by such Bank) a borrowing of Eurodollar loans does not occur on the date specified in the applicable notice for such loan (whether or not withdrawn),
(ii) if any repayment (or conversion pursuant to the provisions herein) of any of its Eurodollar loans occurs on a date which is not the last day of an Interest Period applicable thereto, or
(iii) if, for any reason, the Borrower defaults in its obligation to repay its Eurodollar loans when required by the terms of this Note.


                 REPRESENTATIONS AND WARRANTIES

     The Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Louisiana and in good standing in every other jurisdiction in which the ownership of its properties or the nature of its activities makes such qualification necessary, except for such jurisdictions in which the failure to so qualify would not have a material adverse effect on the Borrower, or on its ability to perform the obligations under this Note.

     The Borrower has the corporate power and authority to enter into and perform its obligations under and to issue this Note. The Borrower's execution, issuance, delivery and performance of its obligations under this Note have been duly authorized by all requisite corporate action, and this Note has been duly executed and delivered by the Borrower.

     This Note constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights and the enforceability of the Borrower's obligations under the Note is subject to general principles of equity.

     The execution and delivery of this Note and the performance by the Borrower of its terms do not conflict with or result in a violation of the Articles of Incorporation or Bylaws of the Borrower or, to the knowledge of the Borrower, any material agreement, instrument or judicial or regulatory order to which the Borrower is a party or is subject or result in the Borrower being obligated to create or impose any lien upon any of its properties.

     No approval, authorization or other action by or filing with any governmental authority is required to be obtained by the Borrower in connection with the execution and delivery by the Borrower of this Note.

     There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower before any court or arbitrator(s) or by or before any administrative agency or governmental authority, in which there is a reasonable possibility of an adverse decision which could have a materially adverse effect on the financial condition or business of the Borrower.

     The Borrower is not an "investment company" or a company "controlled" by an "investment company" that is incorporated in or organized under the laws of the United States or any "State," as those terms are defined in the Investment Company Act of 1940, as amended. The execution and delivery by the Borrower of this Note and its performance of the obligations provided for therein, will not result in a violation of the Investment Company Act of 1940, as amended.

     The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an affiliate of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     The proceeds of the loans will be used only to provide interim financing for the acquisition of First Reserve Gas
Company.

     The balance sheet of the Borrower as at December 31, 1994, and the related statements of income, retained earnings and cash the related schedules and notes, reported on by KPMG Peat
Marwick, true copies of which have been previously delivered to the bank, fairly present the financial condition of the Borrower as at the date thereof and the results of operations and statement of cash flows for such period, in accordance with generally accepted accounting principles applied on a consistent basis.

     The unaudited balance sheet of the Borrower as at March 31, 1995, and the related unaudited statements of income, retained earnings and cash flows for the three months then ended, certified by the chief financial officer of the Borrower, true copies of which have been previously delivered to the Bank, fairly present the financial condition of the Borrower as at the date thereof and the results of operations and statement of cash flows for such period in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in the immediately preceding paragraph, subject to normal year-end audit adjustments.

     On the date hereof the Borrower does not have any material debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet or as previously disclosed to the Bank in writing. Since March 31, 1995, there has been no change or event having a material and adverse effect on the business, financial condition, results of operations, properties or prospects of the Borrower.


                            COVENANTS

     The Borrower agrees that so long as any of the Commitment is in effect and until payment in full of all amounts advanced hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

     (a) The Borrower will not create, incur, assume or permit to exist any Lien (as hereinafter defined) on any of its properties (now owned or hereafter acquired) other than (i) Liens reserved in customary oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements; (ii) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves are being maintained; (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, workmen, and other Liens imposed by law created in the ordinary course of business for amounts which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with generally accepted accounting principles are being maintained; (iv) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, old age or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, restrictions, servitudes, permits, reservations, exceptions, conditions, covenants and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower; (vi) defects, irregularities and deficiencies in title of any rights of way or other property of the Borrower which in the aggregate do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other property are held by the Borrower and defects, irregularities and deficiencies in title to any property of the Borrower which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation, (vii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with generally accepted accounting principles are being maintained and (viii) Liens arising out of the Cash Collateral Account Agreement dated as March 31, 1995 among the Borrower, Bankers Trust Company, individually, as issuing bank and as agent, Morgan Guaranty Trust Company of New York, and the Bank. As used herein, the term
"LIEN" shall mean any interest in property securing an obligation owed to, or a claim by, a person or entity other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

     (b) The Borrower shall deliver or shall cause to be delivered to the Bank:

          (i) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited financial statements of income, retained earnings and cash flow of the Borrower for such fiscal year, and the related balance sheet of the Borrower as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Bank which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Event of Default.

          (ii) As soon as available and in any event within 60 days after the end of each of each fiscal quarter of the Borrower, statements of income, retained earnings and cash flows of the Borrower for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of the senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Borrower in accordance with generally accepted accounting principals, as at the end of, and for, such period (subject to normal year end audit adjustments).

          (iii)     With reasonable promptness, such other
     information about the business and affairs and financial condition of the Borrower as the Bank may reasonably request from time to time.


                        EVENTS OF DEFAULT

     An "EVENT OF DEFAULT" hereunder shall have occurred if (i) default is made in the payment of any installment of principal or interest hereof, or any other amount owing hereunder, as and when the same is or becomes due; or (ii) the Borrower shall fail to observe or perform any covenant or agreement contained in the section hereof entitled "Covenants"; or (iii) the Borrower suffers to exist any material change in its ownership or control;
or (iv) the Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled
"Bankruptcy" as now or hereafter in effect, or any successor thereto (the "BANKRUPTCY CODE"); or an involuntary case is commenced against the Borrower and the petition is not controverted within 10 days, or is not stayed or dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Borrower;
or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is commenced against the Borrower any such proceeding which remains unstayed or undismissed for a period of 60 days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or (v) any representation, warranty or statement made or deemed to be made by the Borrower or any of its officers in this Note or in any certificate, request or other document furnished pursuant to this Note shall have been incorrect in any material respect as of the date when made or deemed to be made.
Upon the occurrence of any Event of Default described in clauses
(i), (ii), (iii) or (v) above, and at any time thereafter, if such Event of Default shall then be continuing, the Bank, may, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Bank, to enforce its claims against the Borrower: (i) declare the Commitment and other lending obligations, if any, terminated, whereupon the Commitment, and other lending obligations, if any, of the Bank shall terminate immediately; or (ii) declare the entire principal amount of and all accrued interest hereunder then outstanding to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest, notice of protest or dishonor, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by the Borrower, and thereupon take such action as it may deem desirable; provided, that, if an Event of Default specified in clause (iv) above shall occur, the result which would occur upon the giving of written notice by the Bank to the Borrower, as specified above, shall occur automatically without the giving of any such notice. If default is made in the payment of this Note at maturity (regardless of how such maturity may be brought about) and the same is placed in the hands of an attorney for collection, the Borrower agrees and is also to pay to the owner and holder of this Note the reasonable attorneys' fees incurred by the holder in connection therewith.


                             WAIVER

     The Borrower and any and each co-maker, guarantor, accommodation party, endorser or other person or entity liable for the payment or collection of this Note expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, bringing of suit, and diligence in taking any action to collect amounts called for hereunder and in the handling of property at any time existing as security in connection herewith, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any Lien at any time had or existing as security for any amount called for hereunder.


                       INTEREST PROVISIONS

     It is the intention of the parties hereto to conform
strictly to usury laws applicable to the Bank and the Transac-
tions.  Accordingly, if the Transactions would be usurious under applicable law, then, notwithstanding anything to the contrary in this Note, or in any other agreement entered into in connection with the Transactions, it is agreed as follows:  (i) the
aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Note, or under any of such other agree-
ments or otherwise in connection with the Transactions shall under no circumstances exceed the maximum amount allowed by such applicable law, (ii) in the event that the maturity of this Note is accelerated for any reason, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and (iii) excess interest, if any, provided for in this Note or otherwise in
connection with the Transactions shall be cancelled automatically and, if theretofore paid, shall be credited by the Bank on the principal amount of the indebtedness (or, to the extent that the principal amount of the indebtedness shall have been or would thereby be paid in full, refunded by the Bank to the Borrower).
The right to accelerate the maturity of this Note does not
include the right to accelerate any interest which has not
otherwise accrued on the date of such acceleration, and the Bank does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of sums owing hereunder shall, to the extent permitted by applicable law, be amortized,
prorated, allocated and spread throughout the full term of this
Note until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the applicable usury ceiling, if any.  As used in this paragraph, the term
"APPLICABLE LAW" shall mean the law of the State of Texas (or the law of any other jurisdiction whose laws may be mandatorily
applicable notwithstanding other provisions of this Agreement), or law of the United States of America applicable to the Bank and the Transactions which would permit
the Bank to contract for, charge, take, reserve or receive a greater amount of interest than under Texas (or such other jurisdiction's) law.
To the extent that Article 5069-1.04 of the Texas Revised Civil Statutes is relevant to the Bank for the purpose of determining the Highest Lawful Rate, the Bank hereby elects to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect, subject to the Bank's right subsequently to change such method in
accordance with applicable law.   In no event shall the provisions of Tex.
Rev. Civ. Stat. art. 5069-2.01 through 5069-8.06 or 5069-15.01 through
5069-15.11 be applicable to the loan evidenced hereby. As used herein, "HIGHEST LAWFUL RATE" shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Note or on other indebtedness, as the case may be, under the law of the State of Texas (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Note), or law of the United States of America applicable to the Bank and the Transactions which would permit the Bank to contract for, charge, take, reserve or receive a greater amount of interest than under Texas (or such other jurisdiction's) law. "TRANSACTIONS" shall mean the transactions provided for in and contemplated by this Note.


                          GOVERNING LAW

     This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America, except that Tex. Rev. Civ. Stat. Ann. art. 5069 Ch. 15, as amended (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not apply hereto.

                          MISCELLANEOUS

     The Borrower may not assign its rights or obligations under the Note without the prior consent of the Bank.

     The Bank and any subsequent owner or holder hereof reserves the right, in its sole discretion, without notice to the Borrower, to sell participations or assign its interest or both, in all or any part of this Note or the loans hereunder.

     THIS NOTE EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING
BETWEEN THE BANK AND THE BORROWER AND SUPERSEDES ALL PRIOR
AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO
THE SUBJECT MATTER HEREOF.  THERE ARE NO UNWRITTEN ORAL
AGREEMENTS BETWEEN THE PARTIES.


                              CRYSTAL OIL COMPANY

                              By: /s/ J.A. Ballew
                                  -----------------------------
                                  Name: J.A. Ballew
                                  Title: Senior Vice President



Agreed to and Acknowledged this 16th day of June, 1995.

By:  TEXAS COMMERCE BANK NATIONAL
     ASSOCIATION



     By: /s/ Paul J. Nidoh
         ---------------------------
         Paul Nidoh
         Vice President

$60,000,000              Houston, Texas                  June   , 1995

_____________________
_____________________


                               SCHEDULE
                                  OF
             LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST


                      AMOUNT OF                 UNPAID
                      PRINCIPAL   AMOUNT OF    PRINCIPAL
          AMOUNT OF    PAID OR    INTEREST      BALANCE     NOTATION  TYPE OF
  DATE      LOAN       PREPAID      PAID        OF LOANS     MADE BY    LOAN
- ------    ----------  ---------   ---------    -----------  --------  --------
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
________  _________   _________   _________    _________    ________  ________
